                                                                     Exhibit 8.1




                                 Tax Opinion of
                         Manatt, Phelps & Phillips, LLP



                     [MANATT, PHELPS & PHILLIPS LETTERHEAD]




March 4, 2004                                            File No:  25830-030





Pacific Union Bank
3530 Wilshire Boulevard, Suite 1800
Los Angeles, California 90010

        RE: CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OF PACIFIC UNION BANK WITH AND INTO HANMI BANK

Ladies and Gentlemen:

        In accordance with your request, we provide the following analysis and opinions relating to certain federal income tax consequences of the transaction (the "Merger"), whereby Pacific Union Bank, a California banking corporation (the "Company"), will merge with and into Hanmi Bank, a California banking corporation ("Buyer Sub"). Buyer Sub is a wholly-owned subsidiary of Hanmi Financial Corporation, a Delaware corporation ("Buyer"). The Merger is being undertaken pursuant to that certain Agreement and Plan of Merger, dated as of December 22, 2003, by and among Buyer, Buyer Sub and the Company (the "Merger Agreement").

        In conjunction with the Merger Agreement, Buyer and the Trust (the "Trust"), established pursuant to the Trust Agreement dated as of October 31, 2003, between Korea Exchange Bank ("KEB") and Mr. L. Dale Crandall (the "Trustee"), have entered into that certain Voting and Sale Agreement dated as of December 22, 2003 (the "Voting and Sale Agreement"), whereby, as a requirement to Buyer's agreement to execute the Merger Agreement, the Trustee on behalf of the Trust agrees to (i) vote the shares of Company Common Stock it holds in trust for KEB in favor of the Merger and the Merger Agreement and (ii) immediately prior to the Merger, sell that number of shares of Company Common Stock provided for in the Voting and Sale Agreement to Buyer for cash in an amount specified in the Voting and Sale Agreement. Due to the contractual interdependence of the transactions provided for in the Merger Agreement and in the Voting and Sale Agreement, those transactions are treated solely for federal income tax purposes as a series of integrated transactions in this tax opinion letter. Terms used herein not otherwise defined herein have the same meanings as in the Merger Agreement and the Voting and Sale Agreement.

        At the Effective Time, the Company shall merge with and into Buyer Sub in accordance with the California General Corporation Law (the "CGCL") and the California Financial Code. Buyer Sub shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of California. The name of the Surviving Company shall be Hanmi Bank.

manatt
manatt | phelps | phillips

Board of Directors
March 4, 2004
Page 2



Upon the consummation of the Merger, the separate corporate existence of the Company shall terminate. At the Effective Time, the Articles of Incorporation of Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Company and the Bylaws of Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company. The directors and corporate officers of Buyer Sub immediately prior to the Effective Time shall continue to be the directors and corporate officers of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

        At the Effective Time, by virtue of the Merger, each share of Company Common Stock owned by Buyer or Buyer Sub immediately prior to the Effective Time (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and no shares of Buyer Common Stock or other consideration shall be delivered in exchange therefor. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled as described above and Dissenting Shares) shall be converted into and become the right to receive that number of shares of Buyer Common Stock determined by the Exchange Ratio specified in the Merger Agreement.

        Each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Buyer Common Stock shall receive in lieu thereof cash (without interest) in an amount calculated under the terms of the Merger Agreement. Dissenting Shares shall not be converted into the right to receive the Merger Consideration but holders of Dissenting Shares shall only be entitled to such rights as are granted to them pursuant to Sections 1300-1312 of the CGCL. At the Effective Time, each Company Option which is outstanding and unexercised immediately prior thereto shall be converted into an option to acquire Buyer Common Stock under terms specified in the Merger Agreement.

        Each share of Buyer Sub Common Stock issued and outstanding prior to the Effective Time shall be unaffected by the Merger and shall remain issued and outstanding.

        Our analysis and the opinions set forth below are based upon the existence of the facts set forth above and on those certain agreements referred to above. Our analysis and opinions are also based on certain written representations to us from Buyer, Buyer Sub and the Company in letters of even date herewith (each a "Representations Letter"). Our analysis and opinions are further based on Amendment No. 2 to the Form S-4 Registration Statement (Registration No. 333-112606) that was filed with the Securities and Exchange Commission in manatt manatt | phelps | phillips

Board of Directors
March 4, 2004
Page 3



connection with the transactions described herein (the "Form S-4"). The facts and representations contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. We have assumed that the statements and representations contained in the Merger Agreement, the Voting and Sale Agreement, the Representations Letters and the Form S-4 are true, correct and complete. Any change or inaccuracy in such facts or representations may adversely affect our opinions.

        In rendering our opinions, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. In our examination, we have assumed the genuineness of all signatures on documents, the capacity of each party executing a document to execute such document, the authenticity of all documents submitted to us as an original, and the conformity to original documents of all documents submitted to us as copies. We also have assumed that the transactions provided for in the Merger Agreement and the Voting and Sale Agreement will be consummated in accordance with those agreements and that all covenants contained in those agreements and the Representations Letters will be performed without waiver or breach of any material provision thereof. Moreover, we have assumed that any representation or statement made "to the best knowledge" or similarly qualified is correct without such qualification. We have not made any independent investigation in rendering our opinions other than as described herein.

        Our opinions are based upon the Internal Revenue Code as of the date hereof and currently applicable regulations promulgated thereunder (including final, temporary and proposed regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions. We have undertaken no obligation to update this letter for events occurring or coming to our attention after the date hereof.

        The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts. No ruling from the Internal Revenue Service has been or will be sought on any issues related to the transactions provided for in the Merger Agreement and the Voting and Sale Agreement, and there can be no assurance that the Internal Revenue Service will not take a view contrary to this letter. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated on the merits and all appeals exhausted.

manatt
manatt | phelps | phillips

Board of Directors
March 4, 2004
Page 4



        In the case of transactions as complex as the transactions provided for in the Merger Agreement and the Voting and Sale Agreement, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

        This letter is being issued solely for the benefit of the Company, and for the benefit of the Company shareholders as of the date of the Merger. It may not be relied upon, used, circulated, quoted, or referred to by, nor may copies hereof be delivered to, any other person without our prior written consent.

        Subject to the foregoing, it is our opinion that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. In addition, it is our opinion that the section entitled "Material United States Federal Income Tax Consequences of the Merger" set forth in the Form S-4 accurately describes the material federal income tax considerations applicable to the Company shareholders as a result of the transactions provided for in the Merger Agreement.

        We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form S-4 and the reference to the name of our firm therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                            Very truly yours,


                                            /s/ Manatt, Phelps & Phillips LLP
                                            ---------------------------------
                                              MANATT, PHELPS & PHILLIPS LLP